Progress Energy announces 2011 third-quarter results;
reaffirms full-year 2011 earnings guidance

Highlights:

Third Quarter 2011

♦
Reports third-quarter GAAP earnings of $0.98 per share, compared to $1.23 per share for the same period last year, primarily due to the mark-to-market of contingent value obligations in the current year

♦
Reports third-quarter ongoing earnings of $344 million, or $1.16 per share, compared to $361 million, or $1.23 per share, for the same period last year.  Ongoing earnings include a negative $0.08 per share for replacement-power disallowances in the Carolinas. The storm cost impact from Hurricane Irene was offset by a positive litigation award related to spent nuclear fuel.

Year-to-Date 2011

♦	Reports GAAP earnings for the first nine months of 2011 of $2.20 per share, compared to $2.53 per share for the same period last year

♦
Reports ongoing earnings for the first nine months of 2011 of $757 million, or $2.56 per share, compared to $756 million, or $2.61 per share, for the same period last year.  Ongoing earnings include a negative $0.08 per share for replacement-power disallowances in the Carolinas.  The storm cost impact from Hurricane Irene was offset by a positive litigation award related to spent nuclear fuel.

♦	Reaffirms 2011 ongoing earnings guidance of $3.00 to $3.20 per share

RALEIGH, N.C. (November 3, 2011) – Progress Energy [NYSE: PGN] announced third-quarter GAAP earnings of $291 million, or $0.98 per share, compared with GAAP earnings of $361 million, or $1.23 per share, for the same period last year. Third-quarter ongoing earnings were $344 million, or $1.16 per share, compared to $361 million, or $1.23 per share, for the same period last year. The significant drivers in ongoing earnings per share were less favorable weather than 2010 and disallowances of replacement-power costs in the Carolinas partly offset by lower O&M, lower amortization expense in Florida and lower interest costs.  (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“During the third quarter, we met the challenges of high heat and demand and quickly repaired the damage left by Hurricane Irene,” said Bill Johnson, chairman, president and CEO. “We are continuing to focus on the fundamentals of safely delivering reliable, affordable and environmentally sound power to our customers. Meanwhile, we are working diligently to complete our merger with Duke Energy to drive increased value for our customers and shareholders, while achieving our earnings objectives for this year.”

Progress Energy reaffirms 2011 ongoing earnings guidance of $3.00 to $3.20 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations, the effects of certain identified gains and charges and any merger and integration costs from our proposed strategic combination with Duke Energy Corporation. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2011 ongoing earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review third-quarter 2011 financial performance, as well as provide an overall business update. Additional details are provided at the end of this earnings release.

See pages 4-7 for detailed third-quarter and year-to-date 2011 earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Duke Energy – Progress Energy Merger

•
Received conditional approval of the merger in late September from the Federal Energy Regulatory Commission (FERC), contingent on Progress Energy and Duke Energy providing acceptable strategies to mitigate the FERC’s market power concerns in the Carolinas resulting from this merger.

•
Filed Oct. 17, 2011 with the FERC, whereby Progress Energy and Duke Energy proposed a “virtual divestiture” under which power up to a certain amount will be offered into the market rather than the sale or divestiture of physical assets. A virtual divestiture is one option the FERC indicated could be used to mitigate its market power concerns. In the proposal, power will be offered to entities serving load in the relevant areas at a price determined by the average incremental cost plus 10 percent. PEC plans to offer on a day-ahead order-confirmation basis,  500 megawatt-hours (MWh) during each summer hour, while Duke Energy Carolinas plans to offer 300 MWh during each summer hour and 225 MWh during each winter hour after retail native load obligations are met.

•
Filed on Oct. 31, 2011, a request with the FERC for a rehearing of the merger order.  We believe the FERC departed from its established merger rules in applying a more stringent analysis to assess whether the merger will result in market power conditions in the Carolinas.

•
Announced jointly with Duke Energy a merger settlement with the North Carolina Public Staff that guarantees an allocable share of joint-dispatch and fuel savings over a five-year period, continued community financial support and funds for low-income household weatherization.

•	Appeared before the North Carolina Utilities Commission (NCUC) on Sept. 20-22, 2011, in its consideration of Progress Energy’s and Duke Energy’s merger application.
•	Announced jointly with Duke Energy the signing of the merger settlement agreement with the South Carolina Office of Regulatory Staff, a party to the North Carolina settlement proceedings.
•	Rescheduled hearing dates to begin Dec. 12, 2011, before the South Carolina Public Service Commission (SCPSC) to approve the joint-dispatch agreement.
•
On Oct. 28, 2011, the Kentucky Public Service Commission issued an order accepting proposed changes to one of the commitments it imposed in its Aug. 2, 2011, conditional approval of the merger.  The change relates to the flexibility Duke Energy needs to comply with a commitment to select future board members who are nonemployee customers of Duke Energy Kentucky, Duke Energy Ohio, or Duke Energy Indiana.
•	Received overwhelming approval of the merger by the shareholders of both companies at special shareholder meetings held Aug. 23, 2011.
•	The companies are working toward a merger close date of Jan. 1, 2012, but the final closing date will ultimately be determined by the regulatory approvals schedule.

Financial and Regulatory

•
Filed PEF’s annual requests with the Florida Public Service Commission (FPSC) to recover fuel and purchased power costs and for recovery of investments in environmental compliance and energy-efficiency programs. The commission will hold hearings during Nov. 1-3.

•
Received a ruling from the FPSC approving PEF’s Nuclear Cost Recovery clause related to recovery of costs, including amounts deferred in prior years, for the Levy County Nuclear Plant construction and Crystal River Nuclear Plant (CR3) uprate projects. The rate approved by the commission represents a decrease from 2011 levels and includes a refund of $55 million for prior period over-collections.

•
Received a regulatory schedule from the FPSC for review of the CR3 delamination events. The commission established three phases for the review process with the first phase reviewing all decisions and activities leading up to the October 2009 delamination event; the second phase will review the decision to repair rather than decommission the unit; and the third phase will review repair decisions and events after October 2009. PEF filed its testimony in phase 1 in October and hearings are scheduled for June 2012. No regulatory schedule has been set for phases 2 and 3, but the commission has established a series of “status reports” to monitor progress.

•	Filed a fuel settlement agreement with the NCUC for an increase effective Dec. 1, 2011, in the fuel component of PEC’s customer rates driven by rising fuel prices.
•
Recorded the impact of PEC’s $92 million award from spent fuel litigation, of which the non-capital portion of the award, totaling $27 million, was offset against operation and maintenance (O&M) expense.

•
Announced a litigation settlement with a major holder of the company’s contingent value obligations (CVOs) related to the interpretation of provisions governing the CVOs.  As part of the settlement, the company agreed to purchase the holder’s CVOs at a negotiated price of $0.75 per CVO.  Progress Energy intends to commence a tender offer for the balance of the outstanding CVOs at the previously negotiated price of $0.75.

Power System

•
Progress Energy and neighboring utility crews and contractors restored power to more than 450,000 customers who lost power following landfall of Hurricane Irene in North Carolina. Power was restored to all customers able to receive service within five days of landfall. The total cost of the restoration effort was approximately $29 million, of which $24 million was recorded as O&M expense.

•
Retired the 170-megawatt (MW) fossil-fueled Weatherspoon Plant Oct. 1, 2011. The closing is the first of 1,500 MW, or 30 percent of Progress Energy’s coal-generating fleet in North Carolina, scheduled for retirement by the end of 2013.

•	Dedicated a new 600-MW natural gas-fueled unit at the Richmond County (N.C.) Energy Complex, and renamed the facility the Sherwood H. Smith, Jr., Energy Complex.

Alternative Energy and Energy Efficiency

•
Announced an 18-month research-and-development project with the Electric Power Research Institute (EPRI) to evaluate the effects of widespread, small-scale solar photovoltaic (PV) systems on the electric grid. Progress Energy will install multiple 180-watt solar PV panels and monitoring systems on utility poles as part of the project.

•
Launched the Plugged-In charging station research program, which will provide charging stations at little or no cost to 150 residential customers in the Carolinas to help the company monitor and better understand the impact of plug-in vehicles on our electric utility system.

•	PEF signed contracts to purchase electricity from the first 20 MW solar energy farm in Gadsden County, Fla., to begin construction in 2012.

Awards, Honors and Recognitions

•
Named one of the Top Utilities in Economic Development by Site Selection magazine for the eighth time since 2001. Progress Energy was cited by the magazine for the company’s role in helping to generate more than 2,300 new jobs and more than $675 million in capital investment in our Carolinas and Florida service areas during 2010. That success has continued in 2011, as evidenced by recent developments, including Continental Tire’s announcement that it will build a manufacturing facility in Sumter, S.C.

•
Named to the Dow Jones Sustainability North America Index for the seventh year in a row. The index recognizes companies such as Progress Energy that lead their industries in managing economic, environmental and social issues.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/news.

THIRD-QUARTER 2011 BUSINESS HIGHLIGHTS

Below are the third-quarter and year-to-date 2011 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 7-8 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also, see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported third-quarter ongoing earnings per share of $0.68, compared with $0.79 for the same period last year; GAAP earnings per share of $0.67, compared with $0.78 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.02 income taxes primarily due to changes in tax estimates
▪	$0.02 other
▪	$0.01 retail growth and usage
▪	$0.01 interest expense
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.07) other operating primarily due to the retail disallowance in 2011 of replacement power costs resulting from the prior-year performance of nuclear plants

▪	$(0.04) weather primarily due to 5 percent lower cooling-degree days than 2010
▪	$(0.02) wholesale primarily due to decreased revenues from a wholesale contract that expired in early 2011
▪	$(0.02) depreciation and amortization primarily due to higher depreciable asset base
▪	$(0.01) allowance for funds used during construction (AFUDC) equity
▪	$(0.01) share dilution
•	6,000 net increase in the average number of customers for the three months ended Sept. 30, 2011, compared to the same period in 2010

Progress Energy Florida

•	Reported third-quarter ongoing earnings per share of $0.68, compared with $0.60 for the same period last year; GAAP earnings per share of $0.68, compared with $0.61 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.04 O&M primarily due to lower environmental remediation expense, lower employee benefits expense and lower workers’ compensation expense
▪	$0.04 depreciation and amortization primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement
▪	$0.04 interest expense primarily due to the 2011 settlement of 2004 and 2005 income tax audits
▪	$0.01 retail growth and usage
▪	$0.01 other operating
▪	$0.01 AFUDC equity
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.02) weather primarily due to 3 percent lower cooling-degree days than 2010
▪	$(0.02) wholesale primarily due to decreased revenues from wholesale contracts that expired in 2010
▪	$(0.01) clauses and other margin
▪	$(0.01) income taxes
▪	$(0.01) other
•	8,000 net increase in the average number of customers for the three months ended Sept. 30, 2011, compared to the same period in 2010

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported third-quarter ongoing after-tax expenses per share of $0.20, compared with $0.16 for the same period last year; GAAP after-tax expenses per share of $0.37, compared with $0.16 for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.02) interest expense primarily due to the corporate impact of the 2011 settlement of 2004 and 2005 income tax audits
▪	$(0.02) income taxes primarily due to changes in tax estimates

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported year-to-date ongoing earnings per share of $1.53, compared with $1.70 for the same period last year; GAAP earnings per share of $1.47, compared with $1.65 for the same period last year.

•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.03 clauses and other margin primarily due to recovery of increased spending on demand-side management programs
▪
$0.03 O&M primarily due to lower nuclear plant outage costs (fewer outages in 2011) and the non-capital portion of a judgment from spent fuel litigation, partially offset by higher nuclear maintenance costs (to improve Robinson Nuclear Plant performance and higher dry storage costs), higher storm costs, higher employee benefits expense and higher vegetation management expense

▪	$0.03 AFUDC equity primarily due to increased construction project costs
▪	$0.01 interest expense
▪	$0.01 income taxes
▪	$0.01 other
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.13) weather primarily due to 13 percent lower heating-degree days and 4 percent lower cooling-degree days than 2010
▪	$(0.07) other operating primarily due to the retail disallowance in 2011 of replacement power costs resulting from the prior-year performance of nuclear plants
▪	$(0.04) depreciation and amortization primarily due to higher depreciable asset base
▪	$(0.02) wholesale due to decreased revenues from a wholesale contract that expired in early 2011
▪	$(0.03) share dilution
•	6,000 net increase in the average number of customers for the nine months ended Sept. 30, 2011, compared to the same period in 2010

Progress Energy Florida

•	Reported year-to-date ongoing earnings per share of $1.54, compared with $1.41 for the same period last year; GAAP earnings per share of $1.41, compared with $1.38 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.29 depreciation and amortization primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement
▪	$0.04 other operating primarily due to a litigation judgment in 2011
▪	$0.03 interest expense due to the 2011 settlement of 2004 and 2005 income tax audits
▪	$0.01 clauses and other margin
▪	$0.01 O&M
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.12) weather primarily due to 55 percent lower heating-degree days than 2010
▪	$(0.08) wholesale primarily due to decreased revenues from wholesale contracts that expired in 2010
▪	$(0.01) income taxes
▪	$(0.01) other
▪	$(0.03) share dilution
•	8,000 net increase in the average number of customers for the nine months ended Sept. 30, 2011, compared to the same period in 2010

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported year-to-date ongoing after-tax expenses per share of $0.51 per share, compared with $0.50 for the same period last year; after-tax GAAP expenses per share of $0.68, compared with $0.50 for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.01 share dilution
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.01) interest expense
▪	$(0.01) income taxes

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Ongoing earnings per share	$1.16	$1.23	$2.56	$2.61
Tax levelization	0.03	0.01	0.01	0.01
CVO mark-to-market	(0.17)	-	(0.15)	-
Change in the tax treatment of the Medicare Part D subsidy	-	-	-	(0.08)
Impairment	-	(0.01)	-	(0.01)
Discontinued operations	-	-	(0.02)	-
Merger and integration costs	(0.05)	-	(0.12)	-
CR3 indemnification adjustment (charge)	0.01	-	(0.08)	-
Reported GAAP earnings per share	$0.98	$1.23	$2.20	$2.53
Shares outstanding (millions)	296	294	296	289

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected annual tax rate. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this item to be representative of the company’s fundamental core earnings.

Contingent Value Obligations (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter.  Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this item to be representative of the company’s fundamental core earnings.  See page 3 under Recent Developments for an update of the company’s plan to tender for all outstanding CVOs at $0.75 per CVO.

Change in the Tax Treatment of the Medicare Part D Subsidy

The federal Patient Protection and Affordable Care Act (PPACA) and the related Health Care and Education Reconciliation Act, which made various amendments to the PPACA, were enacted in March 2010. Under prior law, employers could claim a deduction for the entire cost of providing retiree prescription drug coverage even though a portion of the cost was offset by the retiree drug subsidy received. As a result of the PPACA, as amended, retiree drug subsidy payments will effectively become taxable in tax years beginning after Dec. 31, 2012, by requiring the amount of the subsidy received to be offset against the employer’s deduction. Under GAAP, changes in tax law are accounted for in the period of enactment. Management does not consider this item to be representative of the company’s fundamental core earnings.

Impairment

The company has recorded impairments of certain miscellaneous investments and other assets. Management does not consider these items to be representative of the company’s fundamental core earnings.

Discontinued Operations

The company has completed its business strategy of divesting of nonregulated businesses to reduce its business risk and focus on core operations of the Utilities. Management does not consider this item to be representative of the company’s fundamental core earnings.

Merger and Integration Costs

The company recorded a charge for merger and integration costs related to the merger. Management does not consider this item to be representative of the company’s fundamental core earnings.

CR3 Indemnification Adjustment (Charge)

The company recorded a CR3 indemnification charge, and subsequent adjustment, for estimated future years’ joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement) because GAAP requires that the charge be accounted for in the period in which it becomes probable and estimable rather than the periods to which it relates. Management does not consider this item to be representative of the company’s fundamental core earnings.

* * * *

Progress Energy’s conference call with the investment community will be held Nov. 3, 2011, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-0378, confirmation code 6447922. If you encounter problems, please contact Investor Relations at (919) 546-6057.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy efficiency programs, investments in renewable energy technologies and a state-of-the-art power system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	our ability to obtain the approvals required to complete the merger and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;
•	the risk that the merger is terminated prior to completion and results in significant transaction costs to us;
•	our ability to achieve the anticipated results and benefits of the merger;
•	the impact of business uncertainties and contractual restrictions while the merger is pending;
•
the scope of necessary repairs of the delamination of CR3 could prove more extensive than is currently identified, such repairs could prove not to be feasible, the costs of repair and/or replacement power could exceed our estimates and insurance coverage or may not be recoverable through the regulatory process;

•	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;
•	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;
•	the ability to successfully operate electric generating facilities and deliver electricity to customers;
•	the impact on our facilities and businesses from a terrorist attack, cyber security threats and other catastrophic events;
•
the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	our ability to meet current and future renewable energy requirements;
•	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
•	the financial resources and capital needed to comply with environmental laws and regulations;

•	risks associated with climate change;
•	weather and drought conditions that directly influence the production, delivery and demand for electricity;
•	recurring seasonal fluctuations in demand for electricity;
•	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;
•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;
•	our ability to control costs, including O&M and large construction projects;
•	the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy, Inc. holding company;
•	current economic conditions;
•	the ability to successfully access capital markets on favorable terms;
•	the stability of commercial credit markets and our access to short- and long-term credit;
•	the impact that increases in leverage or reductions in cash flow may have on us;
•	our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded;
•	the investment performance of our nuclear decommissioning trust (NDT) funds;
•	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
•	the impact of potential goodwill impairments;
•	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after that date on which such statement is made.

# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2011

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
	Three months ended September 30		Nine months ended September 30
(in millions except per share data)	2011	2010	2011	2010
Operating revenues	$2,747	$2,962	$7,170	$7,869
Operating expenses
Fuel used in electric generation	844	935	2,236	2,574
Purchased power	349	418	898	996
Operation and maintenance	487	474	1,491	1,459
Depreciation, amortization and accretion	175	201	508	680
Taxes other than on income	163	161	437	448
Other	39	20	31	25
Total operating expenses	2,057	2,209	5,601	6,182
Operating income	690	753	1,569	1,687
Other income (expense)
Interest income	1	3	2	6
Allowance for equity funds used during construction	22	22	77	68
Other, net	(70)	(5)	(60)	(5)
Total other (expense) income, net	(47)	20	19	69
Interest charges
Interest charges	180	197	568	587
Allowance for borrowed funds used during construction	(8)	(8)	(26)	(24)
Total interest charges, net	172	189	542	563
Income from continuing operations before income tax	471	584	1,046	1,193
Income tax expense	178	219	386	456
Income from continuing operations before cumulative effect of change in accounting principle	293	365	660	737
Discontinued operations, net of tax	-	(2)	(4)	(2)
Cumulative effect of change in accounting principle, net of tax	-	2	-	-
Net income	293	365	656	735
Net income attributable to noncontrolling interests, net of tax	(2)	(4)	(5)	(4)
Net income attributable to controlling interests	$291	$361	$651	$731
Average common shares outstanding – basic	296	294	296	289
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.98	$1.23	$2.22	$2.53
Discontinued operations attributable to controlling interests, net of tax	-	-	(0.02)	-
Net income attributable to controlling interests	$0.98	$1.23	$2.20	$2.53
Dividends declared per common share	$0.620	$0.620	$1.860	$1.860
Amounts attributable to controlling interests
Income from continuing operations, net of tax	$291	$363	$655	$733
Discontinued operations, net of tax	-	(2)	(4)	(2)
Net income attributable to controlling interests	$291	$361	$651	$731

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	September 30, 2011	December 31, 2010
ASSETS
Utility plant
Utility plant in service	$30,729	$29,708
Accumulated depreciation	(11,905)	(11,567)
Utility plant in service, net	18,824	18,141
Other utility plant, net	222	220
Construction work in progress	2,233	2,205
Nuclear fuel, net of amortization	736	674
Total utility plant, net	22,015	21,240
Current assets
Cash and cash equivalents	103	611
Receivables, net	1,207	1,033
Inventory	1,376	1,226
Regulatory assets	180	176
Derivative collateral posted	112	164
Deferred tax assets	285	156
Prepayments and other current assets	162	110
Total current assets	3,425	3,476
Deferred debits and other assets
Regulatory assets	2,333	2,374
Nuclear decommissioning trust funds	1,512	1,571
Miscellaneous other property and investments	410	413
Goodwill	3,655	3,655
Other assets and deferred debits	327	325
Total deferred debits and other assets	8,237	8,338
Total assets	$33,677	$33,054
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 295 million and 293 million shares issued and outstanding, respectively	$7,414	$7,343
Accumulated other comprehensive loss	(207)	(125)
Retained earnings	2,905	2,805
Total common stock equity	10,112	10,023
Noncontrolling interests	3	4
Total equity	10,115	10,027
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	273
Long-term debt, net	11,717	11,864
Total capitalization	22,198	22,257
Current liabilities
Current portion of long-term debt	950	505
Short-term debt	45	–
Accounts payable	895	994
Interest accrued	184	216
Dividends declared	185	184
Customer deposits	339	324
Derivative liabilities	303	259
Accrued compensation and other benefits	140	175
Other current liabilities	507	298
Total current liabilities	3,548	2,955
Deferred credits and other liabilities
Noncurrent income tax liabilities	2,310	1,696
Accumulated deferred investment tax credits	104	110
Regulatory liabilities	2,326	2,635
Asset retirement obligations	1,253	1,200
Accrued pension and other benefits	1,226	1,514
Derivative liabilities	255	278
Other liabilities and deferred credits	457	409
Total deferred credits and other liabilities	7,931	7,842
Commitments and contingencies
Total capitalization and liabilities	$33,677	$33,054

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Nine months ended September 30	2011	2010
Operating activities
Net income	$656	$735
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	632	804
Deferred income taxes and investment tax credits, net	430	263
Deferred fuel credit	(11)	(37)
Allowance for equity funds used during construction	(77)	(68)
Other adjustments to net income	202	197
Cash (used) provided by changes in operating assets and liabilities
Receivables	(93)	(252)
Inventory	(152)	111
Derivative collateral posted	52	(83)
Other assets	(19)	(25)
Income taxes, net	20	213
Accounts payable	(40)	45
Accrued pension and other benefits	(359)	(162)
Other liabilities	63	163
Net cash provided by operating activities	1,304	1,904
Investing activities
Gross property additions	(1,535)	(1,643)
Nuclear fuel additions	(134)	(164)
Purchases of available-for-sale securities and other investments	(4,536)	(5,927)
Proceeds from available-for-sale securities and other investments	4,509	5,915
Insurance proceeds	78	18
Other investing activities	43	(3)
Net cash used by investing activities	(1,575)	(1,804)
Financing activities
Issuance of common stock, net	42	419
Dividends paid on common stock	(550)	(535)
Net increase (decrease) in short-term debt	45	(140)
Proceeds from issuance of long-term debt, net	1,286	591
Retirement of long-term debt	(1,000)	(400)
Other financing activities	(60)	(69)
Net cash used by financing activities	(237)	(134)
Net decrease in cash and cash equivalents	(508)	(34)
Cash and cash equivalents at beginning of period	611	725
Cash and cash equivalents at end of period	$103	$691

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Earnings Variances
Third Quarter 2011 vs. 2010

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2010 GAAP earnings	0.78	0.61	(0.16)	1.23
Tax levelization		(0.01)		(0.01)	A
Impairment	0.01			0.01	B
2010 ongoing earnings	0.79	0.60	(0.16)	1.23

Weather - retail	(0.04)	(0.02)		(0.06)	C

Growth and usage - retail	0.01	0.01		0.02

Wholesale	(0.02)	(0.02)		(0.04)	D

Clauses and other margin		(0.01)		(0.01)

Other operating	(0.07)	0.01		(0.06)	E

O&M		0.04		0.04	F

Other	0.02	(0.01)		0.01

AFUDC equity	(0.01)	0.01		-

Depreciation and amortization	(0.02)	0.04		0.02	G

Interest expense	0.01	0.04	(0.02)	0.03	H

Income taxes	0.02	(0.01)	(0.02)	(0.01)	I

Share dilution	(0.01)			(0.01)

2011 ongoing earnings	0.68	0.68	(0.20)	1.16
Tax levelization	0.02	0.01		0.03	A
Merger and integration costs	(0.03)	(0.02)		(0.05)	J
CVO mark-to-market			(0.17)	(0.17)	K
CR3 indemnification adjustment		0.01		0.01	L
2011 GAAP earnings	0.67	0.68	(0.37)	0.98

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Carolinas - Impairment of investments and other assets.
C -	See S-3 for impact of retail weather to normal on EPS.
Carolinas - Unfavorable primarily due to 5 percent lower cooling-degree days than 2010.
Florida - Unfavorable primarily due to 3 percent lower cooling-degree days than 2010.
D -	Carolinas - Unfavorable primarily due to decreased revenues from a wholesale contract that expired in early 2011.
Florida - Unfavorable primarily due to decreased revenues from wholesale contracts that expired in 2010.
E -	Carolinas - Unfavorable primarily due to the retail disallowance in 2011 of replacement power costs resulting from the prior-year performance of nuclear plants.
F -	Florida - Favorable primarily due to lower environmental remediation expense, lower employee benefits expense and lower workers' compensation expense.
G -	Carolinas - Unfavorable primarily due to higher depreciable asset base.
Florida - Favorable primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement.
H -	Florida - Favorable primarily due to the 2011 settlement of 2004 and 2005 income tax audits.
Corporate and Other - Unfavorable primarily due to the corporate impact of the 2011 settlement of 2004 and 2005 income tax audits.
I -	Carolinas - Favorable primarily due to changes in tax estimates.
Corporate and Other - Unfavorable primarily due to changes in tax estimates.
J -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.
K -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
L -
Florida - Impact of CR3 indemnification adjustment for estimated future years' joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement).

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

Earnings Variances
Year-to-Date September 30, 2011 vs. 2010

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2010 GAAP earnings	1.65	1.38	(0.50)	2.53
Tax levelization	(0.01)			(0.01)	A
Change in the tax treatment of the Medicare Part D subsidy	0.05	0.03		0.08	B
Impairment	0.01			0.01	C
2010 ongoing earnings	1.70	1.41	(0.50)	2.61

Weather - retail	(0.13)	(0.12)		(0.25)	D

Growth and usage - retail				-

Wholesale	(0.02)	(0.08)		(0.10)	E

Clauses and other margin	0.03	0.01		0.04	F

Other operating	(0.07)	0.04		(0.03)	G

O&M	0.03	0.01		0.04	H

Other	0.01	(0.01)		-

AFUDC equity	0.03			0.03	I

Depreciation and amortization	(0.04)	0.29		0.25	J

Interest expense	0.01	0.03	(0.01)	0.03	K

Income taxes	0.01	(0.01)	(0.01)	(0.01)

Share dilution	(0.03)	(0.03)	0.01	(0.05)

2011 ongoing earnings	1.53	1.54	(0.51)	2.56
Tax levelization		0.01		0.01	A
Discontinued operations			(0.02)	(0.02)
Merger and integration costs	(0.06)	(0.06)		(0.12)	L
CVO mark-to-market			(0.15)	(0.15)	M
CR3 indemnification charge		(0.08)		(0.08)	N
2011 GAAP earnings	1.47	1.41	(0.68)	2.20

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Change in the tax treatment of the Medicare Part D subsidy related to Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.
C -	Carolinas - Impairment of investments and other assets.
D -	See S-4 for impact of retail weather to normal on EPS.
Carolinas - Unfavorable primarily due to 13 percent lower heating-degree days and 4 percent lower cooling-degree days than 2010.
Florida - Unfavorable primarily due to 55 percent lower heating-degree days than 2010.
E -	Carolinas - Unfavorable primarily due to decreased revenues from a wholesale contract that expired in early 2011.
Florida - Unfavorable primarily due to decreased revenues from wholesale contracts that expired in 2010.
F -	Carolinas - Favorable primarily due to recovery of increased spending on demand-side management programs.
G -	Carolinas - Unfavorable primarily due to the retail disallowance in 2011 of replacement power costs resulting from the prior-year performance of nuclear plants.
Florida - Favorable primarily due to a litigation judgment in 2011.
H -
Carolinas - Favorable primarily due to lower nuclear plant outage costs (fewer outages in 2011) and the non-capital portion of a judgment from spent fuel litigation, partially offset by higher nuclear maintenance costs (to improve Robinson Nuclear Plant performance and higher dry storage costs), higher storm costs, higher employee benefits expense and higher vegetation management expense.

I -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased construction project costs.
J -	Carolinas - Unfavorable primarily due to higher depreciable asset base.
Florida - Favorable primarily due to an increase in the reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement.
K -	Florida - Favorable primarily due to the 2011 settlement of 2004 and 2005 income tax audits.
L -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.
M -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
N -	Florida - Impact of CR3 indemnification charge for estimated future years' joint owner replacement power costs (through the expiration of the indemnification provisions of the joint owner agreement).

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	September 30, 2011			September 30, 2010			From September 30, 2010
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$360	$312	$672	$385	$311	$696	(6.5	) %	0.3%
Commercial	205	102	307	214	102	316	(4.2)		-
Industrial	108	19	127	109	20	129	(0.9)		(5.0)
Governmental	20	24	44	22	25	47	(9.1)		(4.0)
Unbilled	2	(6)	(4)	(23)	(4)	(27)	NM		NM
Total retail base revenues	695	451	1,146	707	454	1,161	(1.7)		(0.7)
Wholesale base revenues	74	30	104	84	41	125	(11.9)		(26.8)
Total base revenues	769	481	1,250	791	495	1,286	(2.8)		(2.8)
Clause-recoverable regulatory returns	8	46	54	4	46	50	100.0		-
Miscellaneous	37	55	92	37	60	97	-		(8.3)
Fuel and other pass-through revenues	518	832	1,350	582	942	1,524	NM		NM
Total operating revenues	$1,332	$1,414	$2,746	$1,414	$1,543	$2,957	(5.8	) %	(8.4	) %

Energy Sales (millions of kWh)
Residential	5,134	6,181	11,315	5,500	6,182	11,682	(6.7	) %	-%
Commercial	3,917	3,459	7,376	4,164	3,455	7,619	(5.9)		0.1
Industrial	2,870	838	3,708	2,939	836	3,775	(2.3)		0.2
Governmental	476	869	1,345	460	893	1,353	3.5		(2.7)
Unbilled	(31)	(193)	(224)	(511)	(123)	(634)	NM		NM
Total retail kWh sales	12,366	11,154	23,520	12,552	11,243	23,795	(1.5)		(0.8)
Wholesale	3,662	846	4,508	3,797	1,182	4,979	(3.6)		(28.4)
Total kWh sales	16,028	12,000	28,028	16,349	12,425	28,774	(2.0	) %	(3.4	) %

Energy Supply (millions of kWh)
Generated
Steam	6,023	3,865	9,888	7,887	3,976	11,863
Nuclear	6,478	-	6,478	6,183	-	6,183
Combustion turbines/combined cycle	2,599	6,603	9,202	1,715	6,414	8,129
Hydro	82	-	82	83	-	83
Purchased	1,466	2,479	3,945	1,250	2,932	4,182
Total energy supply (company share)	16,648	12,947	29,595	17,118	13,322	30,440

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	14	-		1	-		1,300.0%		-%
Normal	11	-		14	-
Cooling-degree days
Actual	1,310	1,468		1,376	1,520		(4.8	) %	(3.4	) %
Normal	1,122	1,400		1,080	1,399
Impact of retail weather to normal on EPS	$0.07	$0.02	$0.09	$0.11	$0.04	$0.15

NM - not meaningful

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited - Data is not weather-adjusted

Utility Statistics

	Nine Months Ended			Nine Months Ended			Percentage Change
	September 30, 2011			September 30, 2010			From September 30, 2010
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$940	$771	$1,711	$978	$808	$1,786	(3.9	) %	(4.6	) %
Commercial	546	270	816	556	270	826	(1.8)		-
Industrial	279	56	335	278	58	336	0.4		(3.4)
Governmental	50	68	118	50	69	119	-		(1.4)
Unbilled	(26)	6	(20)	(14)	24	10	NM		NM
Total retail base revenues	1,789	1,171	2,960	1,848	1,229	3,077	(3.2)		(4.7)
Wholesale base revenues	218	85	303	228	121	349	(4.4)		(29.8)
Total base revenues	2,007	1,256	3,263	2,076	1,350	3,426	(3.3)		(7.0)
Clause-recoverable regulatory returns	22	137	159	8	126	134	175.0		8.7
Miscellaneous	100	162	262	102	167	269	(2.0)		(3.0)
Fuel and other pass-through revenues	1,396	2,084	3,480	1,608	2,422	4,030	NM		NM
Total operating revenues	$3,525	$3,639	$7,164	$3,794	$4,065	$7,859	(7.1	) %	(10.5	) %

Energy Sales (millions of kWh)
Residential	14,480	15,144	29,624	15,095	15,906	31,001	(4.1	) %	(4.8	) %
Commercial	10,644	9,037	19,681	10,921	8,991	19,912	(2.5)		0.5
Industrial	8,040	2,459	10,499	8,059	2,471	10,530	(0.2)		(0.5)
Governmental	1,236	2,418	3,654	1,204	2,450	3,654	2.7		(1.3)
Unbilled	(626)	116	(510)	(428)	608	180	NM		NM
Total retail kWh sales	33,774	29,174	62,948	34,851	30,426	65,277	(3.1)		(4.1)
Wholesale	9,840	2,132	11,972	10,766	3,217	13,983	(8.6)		(33.7)
Total kWh sales	43,614	31,306	74,920	45,617	33,643	79,260	(4.4	) %	(6.9	) %

Energy Supply (millions of kWh)
Generated
Steam	17,400	10,318	27,718	23,505	11,118	34,623
Nuclear	18,828	-	18,828	16,455	-	16,455
Combustion turbines/combined cycle	5,381	17,080	22,461	4,173	17,450	21,623
Hydro	445	-	445	506	-	506
Purchased	3,495	6,292	9,787	2,920	7,572	10,492
Total energy supply (company share)	45,549	33,690	79,239	47,559	36,140	83,699

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	1,840	305		2,111	680		(12.8	) %	(55.1	) %
Normal	1,928	299		1,903	299
Cooling-degree days
Actual	2,073	2,778		2,169	2,649		(4.4	) %	4.9%
Normal	1,704	2,559		1,642	2,558
Impact of retail weather to normal on EPS	$0.11	$0.07	$0.18	$0.24	$0.19	$0.43

NM - not meaningful

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-5
Unaudited
O&M Expense Primarily Recoverable through Base Rates (a)
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2011	2010	2011	2010
Reported GAAP O&M	$487	$474	$1,491	$1,459
Adjustments
Carolinas
Fuel clauses	(9)	(6)	(23)	(18)
Environmental clause	(1)	(1)	(2)	(3)
DSM/EE and REPS cost recovery clauses (b)	(8)	(7)	(23)	(20)
Florida
Energy conservation cost recovery clause (ECCR)	(30)	(27)	(76)	(71)
Environmental cost recovery clause (ECRC)	(16)	(20)	(36)	(51)
Nuclear cost recovery	(1)	(2)	(3)	(4)
O&M Expense Primarily Recoverable through Base Rates	$422	$411	$1,328	$1,292

(a)	The preceding table provides a reconciliation of reported GAAP O&M to O&M Expense Primarily Recoverable through Base Rates. O&M Expense Primarily Recoverable through Base Rates excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. O&M Expense Primarily Recoverable through Base Rates as presented here may not be comparable to similarly titled measures used by other companies.
(b)	DSM = Demand-side management EE = Energy efficiency REPS = Renewable energy portfolio standard

Financial Statistics
	September 30, 2011	September 30, 2010
Return on average common stock equity (rolling 12 months)	7.6%	9.1%
Book value per common share	$34.11	$34.08
Capitalization
Total equity	43.2%	43.6%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	56.4%	56.0%
Total Capitalization	100.0%	100.0%